Exhibit 5.1

[LETTERHEAD]

September 16, 2014

Biolase, Inc.

4 Cromwell

Irvine, California 92618

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Biolase, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on August 21, 2014, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 6,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, together with the preferred stock purchase rights (the “Rights”) associated therewith. The terms of the Rights are set forth in that certain Rights Agreement, dated as of December 31, 1998, as amended on December 19, 2008 and March 17, 2014 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A. (as successor to U.S. Stock Transfer Corporation), as rights agent (the “Rights Agent”). The Shares may be offered and sold by the selling stockholders named in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Restated Certificate of Incorporation, as amended, of the Company filed with the Secretary of State of the State of Delaware, the Sixth Amended and Restated Bylaws of the Company, the Securities Purchase Agreement, dated as of July 18, 2014 (the “Purchase Agreement”), by and among the Company and the investors listed on Schedule I thereto, the Rights Agreement and the resolutions adopted by the board of directors of the Company (the “Board”) on July 18, 2014, relating to the Purchase Agreement, the Registration Statement and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Biolase, Inc.

September 16, 2014

Based on the foregoing, subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares are validly issued, fully paid and non-assessable.

2.	The Right associated with each Share is validly issued, fully paid and non-assessable.

In rendering the opinion in paragraph 2 above, we have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. Such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Such opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. We note that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Carroll & Carroll, P.C. /s/ Michael C. Carroll